UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 21, 2016

VALLEY NATIONAL BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On September 21, 2016, Valley National Bancorp and Valley National Bank (collectively, “Valley” or the “Company”) entered into a severance letter agreement (the “Severance Letter Agreement”) and an Amended and Restated Change in Control Agreement (the “Change in Control Agreement”) with Ira Robbins (the “Executive”).
The Severance Letter Agreement provides that upon a termination other than for cause, or upon death or disability, the Executive will become entitled to (a) a lump sum amount equal to 24 months of the Executive’s annual base salary, plus an amount equal to the sum of (i) one times the Executive’s most recent annual cash bonus and (ii) a fraction of the Executive’s most recent annual cash bonus, with the numerator of the fraction being the number of months elapsed in the current calendar year prior to the termination date and the denominator of which is 12; (b) a lump sum amount equal to 125%, less applicable withholdings, of (i) the aggregate COBRA premium amounts (based upon COBRA rates in effect at date of termination) for three years of the health, hospitalization and medical insurance coverage that was being provided to the Executive (and spouse) at the time of termination of employment, minus (ii) the aggregate amount of any employee contributions that would have been required of the Executive (determined as of the termination of employment) for such three year period and (c) a lump sum amount equal to 125%, less applicable withholdings, of Valley’s share of the premium for three years of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and group rates in effect on the date of termination of employment). In return for such payments, the Executive has agreed to a one year non-compete limited to the states where the Company currently operates. The Executive must also provide a release to the Company.
The Severance Letter Agreement expires on September 30, 2018. On September 30 of each year starting September 30, 2017, the expiration date is automatically extended for an additional one year period (so it remains a two year contract) unless the Executive or Valley provides notice to the other party in writing 60 calendar days prior to August 31 of any year starting with August 31, 2017. The Severance Letter Agreement is of no further force or effect following the occurrence of a Change in Control.
The Change in Control Agreement amends and restates the prior Change in Control Agreement between the Company and the Executive. The Change in Control Agreement provides that if the Executive is dismissed without cause or resigns for good reason in the three years (an increase from two years under the Executive’s previous agreement) following the Change in Control, the Executive would be entitled to (x) a lump sum cash severance payment equal to three times the Executive’s highest annual compensation paid in any of the three calendar years preceding the Change in Control, where annual compensation equals salary paid, including any 401(k) plan deferral, plus cash bonuses awarded for such calendar year (under his previous agreement, the Executive was entitled to three times annual salary plus a pro rated bonus); (y) a payment equal to three times 100% of the premium of the life insurance coverage provided to a similarly situated active employee based on coverage and rates in effect at the time of termination; and (z) a lump sum payment equal to three times 125% of annual COBRA and dental premiums, reflecting what was provided to the Executive (and his spouse and family) at the time of termination, minus the aggregate annual amount of any employee contribution that would have been required of the Executive. In addition, the Change in Control Agreement now provides that, if during the three years following a Change in Control, the Executive dies or is disabled while employed he would be entitled to a lump sum cash payment equal to one-twelfth of the Executive’s highest annual salary (including 401(k) plan deferral) paid in any of the three calendar years preceding the Change in Control.
The Change in Control Agreement also replaces the prior 280G tax cut back provision with a “net best” provision, whereby the Executive would be entitled to the greater after-tax benefit of either (i) his full change-in-control payments and benefits, for which the Executive is responsible for the payment of any applicable 280G excise tax or (ii) his change-in-control payments and benefits cut back to the amount that would result in no 280G excise tax for the Executive. If the Executive ceases to be employed by the Company prior to a Change in Control, the Agreement has no force or effect.

On September 21, 2016, Valley also entered into a severance letter agreement and Amended and Restated Change in Control Agreement with Thomas A. Iadanza with terms substantially identical to the Severance Letter Agreement and Amended and Restated Change of Control Agreement entered into with Ira Robbins described above.
The above summaries are qualified in their entirety by Exhibits 10.1, 10.2, 10.3 and 10.4 which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

10.1	Severance Letter Agreement, dated as of September 21, 2016, between Valley National Bank, Valley National Bancorp and Ira Robbins.

10.2	Amended and Restated Change in Control Agreement among Valley National Bank, Valley National Bancorp and Ira Robbins, dated as of September 21, 2016.

10.3	Severance Letter Agreement, dated as of September 21, 2016, between Valley National Bank, Valley National Bancorp and Thomas A. Iadanza.

10.4	Amended and Restated Change in Control Agreement among Valley National Bank, Valley National Bancorp and Thomas A. Iadanza, dated as of September 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 26, 2016	VALLEY NATIONAL BANCORP

	By:	/s/ Alan D. Eskow
Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer (Principal Financial Officer)